EXHIBIT 5

THE CHALONE WINE GROUP, LTD.
621 Airpark Road
Napa, California 94558

July 8, 2004

Domaines Barons de Rothschild (Lafite) SCA
33, rue de la Baume
75008 Paris, France

Dear Ladies/Gentlemen:

          In connection with the consideration of a possible negotiated transaction between The Chalone Wine Group, Ltd. (the “Company”), and Domaines Barons de Rothschild (Lafite) SCA (the “Counterparty”), each such party (as such, the “disclosing party”) is prepared to make available to the other party (as such, the “receiving party”) certain information, including information concerning the disclosing party. As a condition to, and in consideration of, such information being furnished to each party and its directors, officers, employees, subsidiaries, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) or financing or insurance sources (collectively, “Representatives”), each party agrees to treat such information (whether prepared by the disclosing party, its Representatives or otherwise and irrespective of the form of communication) which is furnished to such party or its Representatives before or after the date hereof by or on behalf of the disclosing party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

          The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the receiving party or its Representatives pursuant hereto. The term Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives, (ii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party

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pursuant hereto, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that to the knowledge of the receiving party such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information.

          Each party hereby agrees that it and its Representatives shall (i) use the Evaluation Material of the disclosing party solely for the purpose of evaluating a possible negotiated transaction between the parties involving either (a) a sale, lease, exchange or joint venture of all or a majority in value of the assets of the Company, (b) the shareholders of the Company becoming or being entitled to become, by virtue of the transaction, the holders of less than a majority in value of the equity economic interests in the acquiring or continuing company or entity or companies or entities and/or (c) any going-private transaction pursuant to which the Counterparty, by itself or in conjunction with Constellation Brands, Inc. and/or Huneeus Vintners, LLC, or their respective affiliates, would cash out existing shareholders other then the Counterparty (any of (a), (b) or (c), a “Transaction”), (ii) keep the Evaluation Material of the disclosing party confidential and (iii) not disclose any of the Evaluation Material of the disclosing party in any manner whatsoever, except as may be required by law or court order subject to the provisions set forth below; provided, however, that (x) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent, (y) the receiving party may disclose any of such information to its Representatives who need to know such information for the sole purpose of evaluating a Transaction, provided such Representatives agree to comply with the terms of this letter agreement applicable to such Representatives and provided, further, that such information shall not be provided to the receiving party’s financing or insurance sources (if any) without the prior approval of the disclosing party (which approval shall not be unreasonably withheld or delayed) and (z) the Counterparty may disclose any of such information to Constellation Brands, Inc., Huneeus Vintners LLC and their respective affiliates and Representatives in connection with the evaluation of a Transaction. The receiving party shall be responsible for the breach of this letter agreement by its Representatives (including those who subsequent to the first date of disclosure of Evaluation Material cease to be a Representative), and each party agrees, at its sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

          The Counterparty and the Company each hereby acknowledge that it is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or

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selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          In addition, each party agrees that, except as required by law (including without limitation the requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”)), stock exchange rules or governmental entity, without the prior written consent of the other party, it and its Representatives will not disclose to any other person (other than Constellation Brands, Inc., Huneeus Vintners LLC and their respective affiliates and Representatives in connection with the evaluation of a Transaction) the content of the Evaluation Material of the other party, the results or contents of any discussions or negotiations that are taking place concerning a possible negotiated Transaction between the parties or any of the terms or conditions with respect thereto. Without limiting the generality of the foregoing, the Counterparty agrees that, without the prior written consent of the Company, or as otherwise specifically provided in this letter agreement, it will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such an agreement, arrangement or understanding, with any person other than its Representatives or Constellation Brands, Inc., Huneeus Vintners LLC and their respective affiliates and Representatives regarding a possible Transaction. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

          In the event that the receiving party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable state, rule or regulation or by governmental regulatory authorities) to disclose any of the Evaluation Material of the disclosing party, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement and, if such request is made in writing, a copy of such request so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Representatives nonetheless conclude based on the advice of counsel that they are legally compelled to disclose Evaluation Material, such party or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material which the receiving party so concludes based upon advice of counsel is legally required to be disclosed. The receiving party further agrees to cooperate with the disclosing party by joining in any motion for protective order the disclosing party may file and/or by designating any documents containing Evaluation Material as subject to an existing protective order if requested to do so by the disclosing party. The Company and/or certain of its Representatives and the Counterparty each acknowledge that it has received Plaintiffs' First Set of Document Requests, Interrogatories and Requests for Admission dated May 25, 2004, and Plaintiffs' First Set of Document Requests and Form Interrogatories dated May 26, 2004, in the action styled Weidamann

July 8, 2004

v. The Chalone Wine Group, Ltd. et al., Lead Case No. 26-25479 (Consolidated with Case Nos. 26-25484, 26-25495, 26-25519 and 26-25531) (Napa County Super. Ct. compl. filed May 18, 2004), and that this paragraph constitutes prompt written notice of these requests as required by this letter agreement.

          At any time upon the request of the disclosing party for any reason or upon the receiving party’s decision not to proceed with a Transaction, the receiving party (i) will promptly deliver to the disclosing party or destroy all Evaluation Material (and all copies thereof) furnished to it or its Representatives by or on behalf of the disclosing party pursuant hereto and (ii) will promptly destroy all other Evaluation Material prepared by the receiving party or its Representatives and retain no copy thereof, unless in each case (and then only to the extent that) the receiving party has determined based upon the advice of counsel that such delivery or destruction is prohibited by law, in which case the receiving party will notify the disclosing party of that determination. Any destruction of Evaluation Material pursuant to this paragraph shall be certified in writing to the disclosing party by an authorized officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, the receiving party and its Representatives will continue to be bound by their respective obligations of confidentiality and other obligations hereunder.

          Each party understands and acknowledges that neither the other party nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or shareholders) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Each party agrees that neither the other party nor any of its Representatives (including without limitation any of its directors, officers, employees, agents or shareholders) shall have any liability to such party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

          The Counterparty agrees that, for the period beginning on the date of this letter agreement and ending at the close of business on July 8, 2005, unless the Counterparty shall have been specifically invited in writing by the board of directors (or an independent committee thereof) of the Company, neither the Counterparty nor any of its affiliates (as such term is defined under the 1934 Act) or Representatives on behalf of the Counterparty will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets (other than non-material assets or any other asset of the Company generally offered for sale to the public) of the Company; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of the Company’s

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business; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the Company (except for the group disclosed in Amendment No. 21 to Schedule 13D filed by the Counterparty with the Securities and Exchange Commission on May 17, 2004 (the “Schedule 13D”)); (c) take any action which to the knowledge of the Counterparty requires the Company to make a public announcement regarding any of the types of matters set forth in (a) above that directly involve the Counterparty; (d) nominate, or seek to have nominated, any individual for election to the Company’s board of directors, except as set forth in the following paragraph; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or advise, assist, encourage, finance or seek to persuade others to take any action with respect to the foregoing, except as disclosed in the Schedule 13D or otherwise in connection with Constellation Brands, Inc., Huneeus Vintners, LLC and/or its or their respective Representatives. The Counterparty also agrees during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) if such action would cause the Counterparty to violate the provisions of this paragraph.

          Notwithstanding anything to the contrary in the foregoing paragraph, during the period from the date of this letter agreement through July 8, 2005, the Counterparty may continue to have up to three representatives on the Company’s board of directors, and the Company agrees that its board of directors, or any applicable committee thereof, will nominate three of the Counterparty’s representatives as nominees for the Company’s board of directors or, if the number of directors on the Company’s board of directors exceeds 11, the number of representatives which represents at least 27% of the total number of directors on the Company’s board of directors, in each case so long as the Counterparty owns at least 27% of the outstanding shares of the Company’s common stock. Additionally, nothing in the foregoing paragraph shall prohibit the following: (a) The Counterparty’s representatives on the Company’s board of directors continuing to take actions solely in their capacity as directors in order to fulfill their fiduciary duties as directors and consulting with the Counterparty in connection with actions they may consider taking in their capacity as directors consistent with their fiduciary duties to the Company; (b) the Counterparty voting its shares of the Company’s capital stock as it determines in its sole discretion; (c) the Counterparty selling its shares of the Company’s capital stock, provided that it otherwise complies with the confidentiality provisions of this letter agreement; and (d) the Counterparty acquiring shares of the Company’s capital stock in connection with any conversion of the Convertible Subordinated Promissory Note in accordance with its terms issued by the Company to the Counterparty on August 21, 2002 in the principal amount of $8,250,000.

          For the period beginning on the date of this letter agreement and ending at the close of business on July 8, 2005, the Company will not disclose any non-public information relating to its business to any person who is known by the Company to be considering making, or has made, an Acquisition Proposal (such person being a “Third

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Party”), unless such Third Party has executed an agreement (a “Third Party Agreement”) with the Company containing standstill provisions which are no less favorable to the Company than the standstill provisions contained in this letter agreement (the “Standstill”); provided that the Company may enter into a Third Party Agreement containing standstill provisions that are less favorable to the Company in the aggregate than the Standstill if the Company notifies the Counterparty of the terms of such standstill provisions as soon as reasonably practicable after the execution of such Third Party Agreement, in which case the Standstill as it applies to the Counterparty shall be automatically amended to be substantially similar to the standstill provisions contained in such Third Party Agreement (provided that the length of the Standstill in this letter agreement shall commence from the date of this letter agreement, not the date of the Third Party Agreement). For purposes of this letter agreement, “Acquisition Proposal” means any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of the Company and its subsidiaries or over 50% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 50% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company.

          In consideration of the Evaluation Material being furnished hereunder, each party agrees that, for the period beginning on the date of this letter agreement and ending at the close of business on July 8, 2005, neither such party nor any of such party’s affiliates (as such term in defined under the 1934 Act) will, directly or indirectly, solicit to employ any of the officers or key employees of the other party so long as they are employed by the other party, without obtaining the prior written consent of the other party (it being understood that any newspaper or other public solicitation not directed specifically to such person shall not be deemed to be a solicitation for purposes of this provision).

          Each party understands and agrees that no contract or agreement providing for any Transaction shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever to enter into or consummate a Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The parties further acknowledge and agree that until such definitive documents are entered into the Company reserves the right, in its sole discretion to reject any and all proposals made by the Counterparty or any of the Counterparty’s Representatives on behalf of the Counterparty with regard to a

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Transaction, and to terminate discussions and negotiations with the Counterparty at any time. The Counterparty further understands that the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to the Counterparty or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the Counterparty or any other person.

          The provisions of this letter agreement cannot be amended or waived except with the written consent of each of the parties hereto. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

          It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by a party or any of its Representatives and that a party shall be entitled to equitable relief, including injunctive relief, to prevent breaches of the provisions of this letter agreement by the other party, without the necessity of proving actual damages or of posting any bond, and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available by law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this letter agreement, then such party shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

          If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Except as specified elsewhere herein, the terms of this letter agreement will remain in force until the date that is three years from the date hereof.

          This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. This letter agreement supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No covenant or condition or representation not expressed in this letter agreement shall affect or be effective to interpret, change or restrict this letter agreement. No prior drafts of this letter agreement and no words or phrases from any such prior drafts shall be admissible

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into evidence in any action, suit or other proceeding involving this letter agreement. This letter agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this letter agreement be binding on any party unless in writing signed by the parties hereto. No modification, waiver, termination, rescission, discharge or cancellation of this letter agreement and no waiver of any provision of or default under this letter agreement shall affect the right of any party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

          This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California by California residents (without giving effect to any choice or conflict of law provision). The parties agree that any suit for the enforcement of this letter agreement may be brought in the courts of the state of California or any federal court sitting therein, and each party consents to the exclusive jurisdiction of such courts and service of process in any such suit being made upon Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California 94025, attention: Christopher L. Kaufman, in the case of the Company, or upon Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, attention: Francis S. Currie, in the case of the Counterparty. Each party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient venue, court or jurisdiction.

          Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

The Chalone Wine Group, Ltd.,
a California corporation

By:	/s/ C. Richard Kramlich

	Name:	C. Richard Kramlich
	Title:	Director
Accepted and agreed as of
the date first written above:

Domaines Barons de Rothschild (Lafite) SCA
a French corporation

By:	/s/ Eric de Rothschild

	Name:	Eric de Rothschild
	Title:	Managing Director